EXHIBIT 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. UPDATES 2005 GUIDANCE

AND PROVIDES GUIDANCE FOR 2006
COMPANY ANNOUNCES $46 MILLION CONTRACT AWARD
Houston, TX — December 22, 2005. Sterling Construction Company, Inc. (AMEX:STV) (“Sterling” or the “Company”), which operates a heavy civil construction business specializing in the building and reconstruction of transportation and water infrastructure projects in large and growing markets in Texas, today announced the following updated guidance for 2005, and initial guidance for 2006:
($ in thousands)

	Year ending December 31, 2005	Year ending December 31, 2006
			Range
Revenues from continuing operations	$210,000	$230,000	to	$250,000

Income from continuing operations before income taxes	$10,500	$11,500	to	$13,000

Net income from continuing operations	$6,800	$7,500	to	$8,500
Notes:
•	Guidance for 2006 does not reflect any effect from the Company’s proposed share offering pursuant to the registration statement filed with the SEC. Weighted average shares outstanding are approximately 9.9 million for 2005, and are expected to be about 10.0 million for 2006, excluding any shares that may be issued in the offering.

•	Pending verification by the respective customers, updated guidance for 2005 does not include certain potential fourth quarter performance incentives of up to $1.5 million, before taxes, that may be earned on the early completion of certain projects.

•	The above figures include results from continuing operations of the construction business, and do not include results of discontinued operations of the distribution business operated by Steel City Products, LLC.

•	Net income from continuing operations for both guidance periods reflects a full tax charge. The Company has available net operating tax loss carryforwards that should shelter from taxes most income for 2005 and 2006.

•	Guidance figures for 2005 were previously updated on November 7, 2005, and included forecast Earnings before Income Taxes, Depreciation and Amortization (“EBITDA”); the Company has decided to discontinue use of the non-GAAP EBITDA measure.
Referring to the guidance for 2006, Joseph Harper, Sterling’s President, pointed to the Company’s record backlog levels, the continued expansion of its equipment fleet and the addition of work crews, which will facilitate ongoing growth in its construction business. While a high proportion of estimated 2006 revenues is already in backlog, the Company has equipment and crew availability in 2006 for which it continues to seek new contracts, and the 2006 guidance levels are therefore dependent on a continued favorable bidding climate and on the Company winning additional contracts to replace the high level of construction it has been achieving. Mr. Harper also cautioned that while Sterling’s 2005 results benefitted from generally dry weather in its Texas markets, reflected in the significant increase over its previously-announced 2005 guidance, the Company’s construction operations are subject to the usual risks of adverse weather, which can have a significant effect on results of operations in any given year.
New $46 million contract award
The Company also announced that it has been awarded a $46 million construction contract by St. Paul/Travelers to complete a TX-DOT project for the building of highways, bridges and related infrastructure at NASA Road 1 in the Clear Lake area south of Houston. Work is expected to commence in the first quarter of 2006 and is scheduled for completion in early 2008.
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation could, under current tax laws, adversely affect the use of the tax losses.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to known and unknown risks and uncertainties, which could cause actual results in future periods to differ materially from those anticipated. The factors which could cause a variance between projected and actual results include general economic, market and business conditions, competitors’, customers’, suppliers’ and sub-contractors’ actions, weather conditions, the effectiveness of management’s strategies and decisions, and new or modified statutory, environmental or regulatory requirements. The Company’s Annual Report on Form 10-K for the period ended December 31, 2004 and all reports subsequently filed by the Company with the Securities and Exchange Commission identify other factors which could cause differences between such forward-looking statements and actual results. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief. The Company does not undertake and specifically disclaims any obligation to update its predictions or any other information disclosed herein or to announce results of any revisions to any of the predictions contained herein to reflect future events or developments.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Andreas Marathovouniotis 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
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